Exhibit 99.1
eTelecare Global Solutions to Acquire
AOL’s Customer Care and Technical Support Subsidiary
eTelecare Will Expand E-mail, Chat and Non-Voice Offerings in the Philippines
Scottsdale, Ariz. — September 19, 2007 — eTelecare Global Solutions, Inc. (NASDAQ: ETEL), a leading provider of complex business process outsourcing (BPO) solutions, has entered into an agreement with AOL, a division of Time Warner, Inc. to acquire all of the outstanding stock of AOL Member Services-Philippines, Inc., a wholly owned Philippines subsidiary of AOL that operates a primarily non-voice customer care and technical support delivery center near Manila. The purchase price of the subsidiary will be approximately $7.2 million. Based on expected revenues and expenses, eTelecare expects the acquisition to be accretive to earnings beginning in 2007. The acquisition, which is expected to close at the end of September 2007, will enable eTelecare to further develop its non-voice service offerings, including e-mail and chat, by adding approximately 1,000 employees in the Philippines.
Simultaneously with the closing of the acquisition, eTelecare and AOL will enter into a new service agreement under which eTelecare will utilize its newly acquired delivery center for AOL customer support.
“The acquisition of the AOL customer care and technical support subsidiary will expand our capabilities to serve the growing email, chat and other non-voice needs of our clients and the market,” said John Harris, president and chief executive officer of eTelecare. “In addition, we are pleased to have this opportunity to work with AOL.”
About eTelecare Global Solutions
Founded in 1999, eTelecare Global Solutions is a leading provider of business process outsourcing (BPO) focusing on the complex, voice-based segment of customer-care services. It provides a range of services, including technical support, customer service, sales and customer retention from both onshore and offshore locations. Services are provided from delivery centers in the Philippines and in North America. Additional information is available at www.etelecare.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expects,” “believes,” “intends, “will,” “estimates” and similar expressions identify such forward-looking statements. These are statements that relate to future events and include, but are not limited to, statements related to the anticipated cost and closing date of the acquisition mentioned herein, and the expansion of the company’s service delivery capabilities. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to manage growth, intense competition in the industry including those factors which may affect our cost advantage, wage increases, our ability to attract and retain customer service associates and other highly skilled professionals, client concentration, the underlying success of our clients and the resulting impact of any adverse developments in our clients’ business including adverse litigation results as well as other risks detailed from time to time in our SEC filings, including those described in the “Risk Factors” section in our quarterly report on Form 10-Q filed with the U.S. SEC on August 10, 2007. You can locate these filings on the Investor Relations page of our website, at www.etelecare.com under the About Us/Investor

Relations link. Statements included in this release are based upon information known to eTelecare as of the date of this release, and eTelecare assumes no obligation to update information contained in this press release.

Contact:
Anh Huynh Director of Investor Relations 888-362-1073	Philip Bourdillon/Gene Heller Silverman Heller Associates 310-208-2550
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